Exhibit 4.4

AMENDMENT

TO THE

DEPOSIT AGREEMENT

This Amendment (this “Amendment”) is entered into as of August 23, 2021 and amends that certain Deposit Agreement, dated as of April 13, 2021 (the “Deposit Agreement”), among (i) TEXTAINER GROUP HOLDINGS LIMITED, a Bermuda exempted company limited by shares (the “Company”), (ii) COMPUTERSHARE INC., a Delaware corporation (“Computershare”), and its wholly-owned subsidiary, COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company and national banking association (the “Trust Company”), jointly as Depositary (as hereinafter defined), and (iii) the Holders from time to time of the Receipts described herein. All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Deposit Agreement.

WHEREAS, in connection with the issuance of the Depositary Shares, the Company filed a Prospectus Supplement, dated April 6, 2021 (the “Series A Prospectus Supplement”), with the United States Securities and Exchange Commission describing the rights and preferences of the Depositary Shares; and

WHEREAS, this Amendment amends the Deposit Agreement to conform the Deposit Agreement to the description of the Depositary Shares in the Series A Prospectus Supplement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Amendment to Section 4.5. Pursuant to Section 6.1 of the Deposit Agreement, the last sentence of Section 4.5 of the Deposit Agreement is amended by deleting it and replacing such last sentence of Section 4.5 in its entirety with the following:

In the absence of specific instructions from the Holders of Receipts, the Depositary will refrain from voting any Series A Preference Shares represented by the Depositary Shares evidenced by such Receipts.

2. No Other Effects on Deposit Agreement. Except as the Deposit Agreement has been expressly amended by this Amendment, the Deposit Agreement shall continue in full force and effect in accordance with its provisions.

3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same document.

4. Governing Law. This Amendment and all rights hereunder and provisions hereof shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable conflicts of law principles.

5. Other Matters. This Amendment and the legal relations among the parties with respect to this Amendment will be governed by and construed in accordance with the other provisions contained in the Deposit Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Depositary have duly executed this Amendment as of the day and year first above set forth.

TEXTAINER GROUP HOLDINGS LIMITED

By:	/s/ Michael Chan
Name:	Michael Chan
Title:	Executive Vice President and Chief Financial Officer

COMPUTERSHARE INC.

By:	/s/ Kathy Heagerty
Name:	Kathy Heagerty
Title:	Manager, Client Management

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Kathy Heagerty
Name:	Kathy Heagerty
Title:	Manager, Client Management

Signature Page to Deposit Agreement

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